UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

______________________________

WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 15, 2009

Greystone Logistics, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	000-26331	75-2954680
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1613 E. 15th, Tulsa, Oklahoma	74120
(Address of principal executive offices)	(Zip Code)

(918) 583-7441
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2009, Greystone Logistics, Inc. (the "Company") and Sonoco Products Company ("Sonoco") entered into a Raw Materials/Goods Purchase Contract (the "Contract") relating to the purchase by Sonoco from the Company of pallets made from 100% recycled plastic.  The Contract does not obligate Sonoco to purchase any particular quantity, volume or value of pallets.  The term of the Contract ends on March 31, 2010, subject to the extension of the Contract by agreement of the Company and Sonoco.  Sonoco may terminate the Contract or any purchase order for pallets (i) for cause, or (ii) at any time at its sole convenience.  In the event of any termination by Sonoco of the Contract or any purchase order "for cause" (which includes terminations based on a Company default under the Contract not cured within 30 days of the Company's receipt of written notice of such default, including late delivery of product, delivery of defective product, failure to provide Sonoco, at its request, with adequate assurances of future performance, or the insolvency of the Company or the filing by the Company of a petition in bankruptcy, reorganization or other insolvency proceeding), Sonoco shall not be liable to the Company for any amount of pallets returned to the Company, and the Company shall be liable to Sonoco for actual damages sustained by reason of the default which gave rise to the termination.  In the event of any termination by Sonoco of the Contract or any purchase order at the "convenience" of Sonoco, Sonoco shall pay the Company a termination penalty equal to the sum of the Company's purchase price for all pallets not usable in the Company's other operations or marketable to the Company's other customers plus the actual costs incurred by the Company in procuring and manufacturing material not usable in the Company's other operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREYSTONE LOGISTICS, INC.

Date: June 29, 2009	By:	/s/ Warren F. Kruger
Warren F. Kruger
President and Chief Executive Officer